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                                                                    Exhibit 99.1

NEWS ANNOUNCEMENT                              For Immediate Release
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For more information contact:
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Omar Choucair              Jeffrey A. Dankworth        Joseph N. Jaffoni
Chief Financial Officer    President                   Jennifer L. Colbert
DG Systems, Inc.           StarGuide Digital Networks  Jaffoni & Collins Incorporated
972/402-4800               775/686-5050                212/835-8500 dgit@jcir.com
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            DG SYSTEMS AND STARGUIDE DIGITAL NETWORKS CLOSE MERGER

      - Transaction Combines the Broadcasting Industry's Leading Digital Technology Applications and the CoolCast Internet Service Offering -

DALLAS, Texas and RENO, Nevada - January 18, 2001 - DG Systems, Inc. (Nasdaq:
DGIT), the leading digital technology innovator for delivering short-form audio and video content to the broadcast industry, and StarGuide Digital Networks, the audio industry's standard for long-form digital content delivery, today announced that they have completed the merger between the two companies. The merger, which was approved by DG Systems' shareholders on November 22, 2000, also integrates StarGuide's innovative, patented CoolCast broadcasting technology. CoolCast (www.coolcast.com) is an Internet broadcaster offering consumers free, join-in-progress and stored video and audio content 24/7.

Matthew E. Devine, CEO of the combined entity, commented on the successful completion of the merger, "DG's and StarGuide's respective industry positions, leading digital technologies and patented intellectual properties will strengthen the combined entity's operating, financial and technical capabilities. The new entity will benefit from the combined resources and long-standing customer relationships of each entity, thereby creating an even stronger platform from which to super serve our customers. As a result, we expect to develop new opportunities for significant revenue growth while capitalizing on the available synergies, both of which should be reflected in future financial operating results."

Mr. Devine continued, "The success of CoolCast with Cincinnati's ZoomTown customers, the nation's largest concentration of DSL users, has opened the door for additional distribution partnerships and content relationships. Ultimately, we are intent on establishing a national footprint for this exciting, efficiently scalable video and audio Internet broadcasting application and believe the cross utilization of DG's and StarGuide's resources and relationships will accelerate this process. The prospects for DG's and StarGuide's businesses are bright, and the further development of CoolCast
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will be an additional value driver for our shareholders."

Pursuant to the terms of the merger agreement, StarGuide shareholders will receive approximately 1.7 DG Systems' shares for each StarGuide share held in a tax-free exchange. With the consummation of the merger, the combined entity has approximately 81.5 million fully diluted common shares outstanding. Significant shareholders of the new entity will include Infinity Broadcasting (NYSE: INF), Westwood One (NYSE: WON), Pequot Capital Management, Technology Crossover Ventures, London Merchant Securities as well as the DG Systems and StarGuide Digital Networks management teams.

Jeffrey Dankworth, President of StarGuide Digital Networks, added, "We're excited about joining together two world class organizations. The broad technological, financial and management resources will support our ongoing commitment to continued growth and excellent customer service."

The merger of DG Systems and StarGuide Digital Networks creates the nation's standard in digital network services and technology for the broadcasting industry, featuring proprietary satellite and Internet transmission technology; the CoolCast Internet broadcasting operation which offers consumers free, join-in-progress and stored video and audio content 24/7; and, service relationships with over 5,000 advertisers and agencies, 7,500 radio stations and 775 television broadcast facilities across the United States and Canada.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems' business are set forth in the company's Form 10-K filed with the Securities and Exchange Commission on March 28, 2000, and the company's proxy statement dated October 20, 2000.

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